Exhibit 99.1

706 Mission Street, 10th Floor San Francisco CA 94103

FOR IMMEDIATE RELEASE

GOFISH APPOINTS JIM MOLOSHOK AS EXECUTIVE CHAIRMAN

Former President of HBO Digital Initiatives and SVP of Yahoo! Entertainment to Focus on Accelerating GoFish’s Strategic Direction as an Online Youth Entertainment Network

SAN FRANCISCO - December 20, 2007 - GoFish Corporation (OTCBB: GOFH.OB), a leading Internet video and youth entertainment network, today announced that the Board of Directors has appointed Jim Moloshok as Executive Chairman. Moloshok’s role at GoFish will encompass consulting with the company on the execution of the Company’s strategic plans, strengthening the leadership team and serving as an important resource for the Company’s senior management team.

“Jim’s addition to our management team and our Board of Directors will be a great benefit to GoFish as we continue to build our advertising and video distribution network,” said Tabreez Verjee, president of GoFish. “His extensive experience building businesses at the convergence of entertainment and technology at Yahoo!, Warner Bros. and HBO is unparalleled and will be a great asset to GoFish.”

Throughout his career Moloshok has managed the intersection of technology and entertainment for some of the world’s biggest media companies including Yahoo!, Warner Bros. and HBO and was named by TV Week as one of the ‘Top Ten Internet Executives You Can’t Afford To Ignore.’

Moloshok said, “I am delighted to work with GoFish at this juncture as I see outstanding potential to develop both the GoFish brand and the company into the premiere online youth entertainment network. I look forward to working with the senior management team in establishing critical partnerships, driving continued revenue growth, leading business initiatives, and delivering great value to publishers, advertisers and shareholders. I share GoFish’s enthusiasm with the enormous opportunities that lie ahead and believe that the deportalization of the Internet creates the best time and potential for GoFish to become a huge success.”

As President of Digital Initiatives for Home Box Office, Moloshok was responsible for exploring new opportunities for the company, focusing on innovative content and fast-changing technology. Before joining HBO, Moloshok was senior vice president, Entertainment and Content Relationships at Yahoo! building partnerships with movie studios, TV networks and producers. While at Yahoo!, the areas under his supervision included Kids, Movies, TV, Games, Sports, Health and News. Prior to joining Yahoo! Moloshok was president of Warner Bros. Online and president and CEO of Entertaindom.com, an original entertainment destination for Time Warner.

www.gofish.com

Under Moloshok's leadership, Warner Bros. was named by Variety as the ‘Most Aggressive of All Studios on the Web,’ and in its debut month, the independent Entertaindom eclipsed other more established entertainment sites. Warner Bros. Online was the first studio site to accept advertising and evolve into an online business with its own sales and marketing team separate from any other sales efforts of the company.

Prior to running Warner Bros. Online, Moloshok was senior vice president of Marketing at Warner Bros. and previously held the same position at Lorimar Telepictures, a television distribution company, which merged with Lorimar in 1986 where he was also responsible for marketing to consumers, broadcasters and advertisers.

About GoFish Corporation
GoFish Corporation, (OTCBB: GOFH) headquartered in San Francisco, is a leading internet video and youth entertainment network. Our primary online destination, www.gofish.com, allows users to participate in the viewing and production of our proprietary Made-for-Internet (“MFI”) programming that is sourced and developed in collaboration with established writers, producers and creators from the television and film industries. We engage in partnerships with content owners for the licensing of third-party video content and have entered into agreements with a select group of outside publishers for the syndication of our original and licensed content across multiple sites or networks of sites. The GoFish Network is comprised of our owned and operated sites as well as these youth-oriented publishers to whom we sell advertising. Our network provides a platform for advertisers, publishers, producers and content owners to reach our core constituency of kids, tweens and teens. For more information about the Company, go to www.gofish.com.

Media Contacts for GoFish
Levine Communications Office
Alastair Duncan, 310-300-0950, aduncan@lcoonline.com

Investor Contacts for GoFish
Nils L. Erdmann, 415-979-9291, nils@gofish.com

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www.gofish.com